UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33926 (Commission File Number)	75-1256622 (IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.Entry into a Material Definitive Agreement.
On July 31, 2018, Texas Oil & Chemical Co. II, Inc., a wholly-owned subsidiary of Trecora Resources (the “Borrower”), and certain of its subsidiaries, as guarantors (the “Guarantors”), entered into a Fourth Amendment to Amended and Restated Credit Agreement (the “Fourth Amendment”) related to the Amended and Restated Credit Agreement, dated as of October 1, 2014 (as amended, supplemented and modified prior to the date hereof, the “Credit Agreement”), among the Borrower, the Guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citibank, N.A. acted as joint lead arrangers and bookrunners for the transaction in connection with the Fourth Amendment.
Pursuant to the Fourth Amendment, the revolving commitment under the Credit Agreement (the “Revolving Facility”) was increased from $60.0 million to $75.0 million. Total borrowings under the term loan facility of the Credit Agreement (the “Term Loan Facility” and, together with the Revolving Facility, the “Credit Facilities”) were increased to $87.5 million under a single combined term loan, which comprised new term loan borrowings together with approximately $60.4 million of previously outstanding term loans under the Term Loan Facility. Proceeds of the new borrowings under the Term Loan Facility were used to repay a portion of the outstanding borrowings under the Revolving Facility and pay fees and expenses of the transaction. The Fourth Amendment also increased the size of the accordion feature allowing the Borrower to request an increase to the commitment under the Revolving Facility and/or the Term Loan Facility by an additional amount of up to $50.0 million in the aggregate, subject to the lenders acceptance of any increased commitment and certain other conditions.
The Fourth Amendment extended the maturity date for the Credit Agreement from October 1, 2019 to July 31, 2023 and decreased the interest rate margin applicable to borrowings under each of the Credit Facilities. Following the effective date of the Fourth Amendment, borrowings under each of the Credit Facilities will bear interest on the outstanding principal amount at a rate equal to LIBOR plus an applicable margin of 1.25% to 2.25% (decreased from 2.00% to 3.00%) or, at the option of the Borrower, the Base Rate (as defined in the Credit Agreement) plus an applicable margin of 0.25% to 1.25% (decreased from 1.00% to 2.00%), in each case, with the applicable margin being determined based on the Consolidated Leverage Ratio (as defined in the Credit Agreement) of the Borrower. A commitment fee between 0.20% and 0.30% (decreased from 0.25% to 0.375%) is also payable quarterly on the unused portion of the Revolving Facility. Borrowings under the Term Loan Facility continue to be subject to quarterly amortization payments based on a commercial style amortization method over a twenty year period; provided that the final principal installment will be paid on the maturity date and will be in an amount equal to the outstanding borrowings under the Term Loan Facility on such date.
The Fourth Amendment also modified certain covenants and other provisions of the Credit Agreement to provide the Borrower and its subsidiaries additional flexibility, including (i) increasing the maximum Consolidated Leverage Ratio that must be maintained by the Borrower to 3.50 to 1.00 (subject to temporary increase following certain acquisitions), with compliance to begin with the quarter ended December 31, 2018, (ii) decreasing the minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement) that must be maintained by the Borrower to 1.15 to 1.00 and (iii) eliminating the requirement that the Borrower maintain a minimum asset coverage ratio.
All obligations under the Credit Agreement continue to be unconditionally guaranteed by the Guarantors and continue to be secured by a first priority lien on substantially all of the assets of the Borrower and the Guarantors under the Credit Agreement.
The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fourth Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1
Fourth Amendment to Amended and Restated Credit Agreement, dated as of July 31, 2018, among Texas Oil & Chemical Co. II, Inc., as Borrower, certain subsidiaries of the Borrower, as Guarantors, the Lenders from time to time party thereto, Citibank, N.A., as an L/C Issuer, and Bank of America, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date: August 1, 2018	By:	/s/ Sami Ahmad
Sami Ahmad
Chief Financial Officer